Exhibit 10.26

ACACIA RESEARCH CORPORATION
AMENDED AND RESTATED
EXECUTIVE SEVERANCE POLICY

Full time employees with the title of Senior Vice President and higher of Acacia Research Corporation or any successor thereto (“Acacia”) shall receive the benefits set forth below. This Executive Severance Policy may not be amended or modified in a manner that adversely effects an employee who is a duly appointed Senior Vice President or higher executive officer of Acacia at the time of such proposed amendment or modification.

1. Severance Benefits.  If Acacia terminates the employment of an employee who is a Senior Vice President or higher (“Officer”) for other than Cause (as defined below) or other than on account of death or disability, Acacia shall (i) within thirty (30) days of such termination pay to the Officer a lump sum amount equal to the aggregate of (a) Accrued Obligations (i.e., the Officer’s annual base salary through the date of termination to the extent not theretofore paid and any compensation previously deferred by the Officer (together with any accrued interest or earnings thereon) and any accrued vacation pay, and reimbursable expenses, in each case to the extent not theretofore paid) and (b) three (3) months of the Officer’s base salary for each full year that the Officer was employed by Acacia (the “Severance Period”), up to a maximum of twelve (12) months of the Officer's base salary and (ii) provide to the Officer, Acacia paid COBRA coverage for the medical and dental benefits selected by the Officer in the year in which the termination occurs, for the duration of the Severance Period.

2.  Definition of Cause.  For purposes of this Severance Policy, “Cause” shall mean that Acacia, acting in good faith based upon the information then known to Acacia, determines that the applicable employee has engaged in any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such employee of confidential information or trade secrets of Acacia (or any subsidiary), or any other intentional misconduct by such employee that adversely affects the business or affairs of Acacia (or any subsidiary) in a material manner, after reasonable written notice and reasonable time to cure such misconduct if such misconduct is subject to cure.

3.  Section 409A.  Notwithstanding anything herein to the contrary, to the extent any payments to Officer  pursuant to Section 1 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Officer’s termination of employment constitutes a “separation from service” with Acacia (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if Officer, at the time of his Separation from Service, is determined by Acacia to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and Acacia determines that delayed commencement of any portion of the termination benefits payable to Officer pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Officer’s termination benefits described in Section 1 shall not be provided to Officer prior to the earlier of (A) the expiration of the six-month period measured from the date of the Officer’s Separation from Service, (B) the date of the Officer’s death or (C) such earlier date as is permitted under Section 409A.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Officer within five (5) business days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether Officer is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by Acacia in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

Notwithstanding the paragraph above, to the maximum extent permitted by applicable law, amounts payable to Officer pursuant to Section 1 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).  Accordingly, the severance payments provided for in Section 1 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant to Section 1, by their terms and determined as of the date of Officer’s Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (A) the end of Acacia’s fiscal year in which Officer’s Separation from Service occurs or (B) the end of the calendar year in which Officer’s Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Officer’s annualized compensation based upon Officer’s annual rate of pay for the calendar year immediately preceding the calendar year in which Officer’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Officer remained employed with Acacia) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which Officer’s Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Officer’s Separation from Service occurs.

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